UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_______________________________________

Date of Report: October 19, 2014
(Date of earliest event reported)

QEP RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34778	87-0287750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 800
Denver, Colorado 80265
(Address of principal executive offices and zip code)

(303) 672-6900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement

On October 19, 2014, QEP Resources, Inc. (the “Company”), through its wholly owned subsidiary, QEP Field Services Company (“Seller”), entered into a membership interest purchase agreement (the “Purchase Agreement”) with Tesoro Logistics LP (“TLLP”), to sell (the “Acquisition”), QEP’s midstream business, which consists of (i) certain gas gathering systems in the Uinta Basin and certain gas processing complexes in the Green River and Uinta basins, including any and all commercial contracts or agreements related therewith, and (ii) an approximate 55.8% limited partner interest in QEP Midstream Partners, LP, a publicly traded partnership (“QEPM”), and 100% of QEPM’s general partner, which owns a 2.0% general partner interest in QEPM and 100% of QEPM’s incentive distribution rights. The aggregate consideration for the Acquisition is $2.5 billion, including $230 million to refinance debt at QEPM, and is subject to customary purchase price adjustments.

The closing of the Acquisition is subject to certain conditions, including among others, (i) the absence of any proceeding by a governmental body challenging or that could reasonably be expected to prohibit the Acquisition, (ii) all consents and approvals, including approval under the Hart-Scott Rodino Antitrust Improvements Act, shall have been granted, (iii) the refinancing of QEPM’s debt and (iv) delivery of certificates and certain transaction agreements.

The Purchase Agreement generally contains customary representations and warranties of Seller and TLLP and customary covenants, including covenants with respect to regulatory filings, commercially reasonable efforts to consummate the Acquisition and cooperation with TLLP’s financing efforts. The Purchase Agreement also contains certain covenants with respect to operations of Seller and its subsidiaries, including QEPM, between the signing of the Purchase Agreement and the closing.

Seller and TLLP have agreed to indemnify each other and their respective affiliates, officers, directors and other representatives against certain losses resulting from any breach of their representations, warranties or covenants contained in the Purchase Agreement, subject to certain limitations and survival periods. Seller also has agreed to indemnify TLLP for certain liabilities related to (i) pre-closing tax matters and (ii) certain retained third party claims (the “Retained Liabilities”). TLLP has agreed to (x) assume the defense of and indemnify Seller and the Company with respect to any damages arising out of certain existing litigation matters and (y) indemnify QEP and Seller with respect to pre- and post-closing liabilities related to and arising from the midstream business other than the Retained Liabilities. The Company has agreed to enter into a guaranty at the closing with respect to Seller’s obligations under the Purchase Agreement and ancillary transaction documents.

The Purchase Agreement may be terminated by either Seller or TLLP, as applicable, subject to certain exceptions, (i) upon mutual written consent, (ii) if the closing has not occurred by December 31, 2014 or (iii) for breaches of representations and warranties or covenants that remain uncured.

In addition, at the closing of the Acquisition, certain provisions of the omnibus agreement entered into between the Company, Seller and QEPM at the time of QEPM’s initial public offering will be terminated, including the Company’s and Seller’s indemnification obligations, except with respect to any midstream assets retained by the Company that are covered by the omnibus agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 7.01	Regulation FD Disclosure.

On October 19, 2014, the Company issued a press release announcing the Acquisition, a copy of which is furnished and attached as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Membership Interest Purchase Agreement, dated as of October 19, 2014, by and between QEP Field Services Company, as seller, and Tesoro Logistics LP, as purchaser.
99.1	Press release dated October 19, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QEP Resources, Inc.
(Registrant)

October 20, 2014	/s/ Richard J. Doleshek
Richard J. Doleshek Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Membership Interest Purchase Agreement, dated as of October 19, 2014, by and between QEP Field Services Company, as seller, and Tesoro Logistics LP, as purchaser.
99.1	Press release dated October 19, 2014.